Exhibit 10.6

OCEANEERING INTERNATIONAL, INC.
2019 ANNUAL CASH BONUS AWARD PROGRAM SUMMARY

The Compensation Committee (the “Committee”) of the Board of Directors of Oceaneering International, Inc. (“Oceaneering,” and together with its Subsidiaries, the “Company”) approved a 2019 Annual Cash Bonus Award Program (the “Program”) for Employees selected by the Committee, under Oceaneering’s Second Amended and Restated 2010 Incentive Plan (the “Incentive Plan”) that establishes certain goals for the Company or business or functional units thereof in 2019 (the “Program Goals”). The terms “Employee” and “Participant” have the respective meanings set forth in the Incentive Plan.

Under the Program, cash bonuses payable to Participants in the Program are determined by the Committee based on the level of achievement of the Program Goals approved by the Committee and, where applicable, service and individual goals, weighted as follows:

(a)	for Oceaneering’s executive officer Participants:
45%    the Company’s consolidated earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2019, adjusted to remove the net impact of foreign currency gains and losses and sales of fixed assets and investments resulting in gains or losses included in the Company’s consolidated statement of operations for the year ending December 31, 2019 (“Adjusted EBITDA”);
45%    the Company’s net cash provided by operating activities less purchases of property and equipment for the year ending December 31, 2019 (“Free Cash Flow”); and
10%     health, safety and environmental (“HSE”) goals for the Company; and

(b)	for other Corporate and Shared Services Participants:
25%    service through the date on which bonuses are paid;
25%    Adjusted EBITDA;
25%    Free Cash Flow;
15%    individual goals; and
10%    HSE and quality goals for the Company; and

(c)	for other Operations Group Participants:
25%    service through the date on which bonuses are paid;
25%    Adjusted EBITDA (i.e., for the Company);
25%    Free Cash Flow (i.e., for the Company);
15%    individual goals;

Exhibit 10.6    Page 1

5%     HSE goals for the relevant Operations Group; and
5%     quality goals for the Company.

For each Participant under the Program, the cash bonus achievable is an amount, determined in U.S. Dollars, payable on or before March 15, 2020, based on a percentage approved by the Committee or its delegate, of the Participant’s 2019 annual base salary.

The foregoing notwithstanding, the Committee has absolute discretion to approve payment of amounts that are lower than those determined based on the level of achievement of Program Goals and, where applicable, service and individual goals. Further, the Committee has delegated full authority under the Program to Oceaneering’s Chief Executive Officer, except with respect to any Participant who, at the time of award, serves the Company as: (a) a member of the Board; (b) an executive officer or other officer appointed by the Board; (c) an Employee with the title of vice president or above; (d) the Director, Internal Audit (or an Employee with an equivalent position); or (e) the Director, Compliance (or an Employee with an equivalent position).

In any event, to be eligible to receive a cash bonus under the Program, a Participant must be either (a) an active Employee in good standing of the Company, as determined in the absolute discretion of the Committee or Oceaneering’s Chief Executive Officer (within his delegated authority), or (b) a member of Oceaneering’s Board of Directors, at the time cash bonuses are paid under the Program.

Exhibit 10.6    Page 2